Exhibit 99

Press Release

Patterson Companies Announces Animal Health Leadership Transition

Kevin Pohlman Named Interim President of Animal Health Segment

John Adent Departing to Pursue Leadership Opportunity Outside the Company

June 21, 2017 – (ST. PAUL, Minn.) – Patterson Companies, Inc. (Nasdaq: PDCO) today announced that Kevin Pohlman has been named Interim President of Patterson Animal Health, effective July 1. Mr. Pohlman will succeed John Adent, current Chief Executive Officer of Patterson Animal Health, who is leaving to pursue a leadership opportunity outside the Company, effective July 1. Mr. Pohlman, who currently serves as Vice President of Sales and Marketing for Animal Health, will report directly to Patterson’s Interim President and CEO, Jim Wiltz.

Mr. Wiltz said, “Kevin is an experienced leader with expertise in animal health, and I am pleased he has agreed to take on this role. As we make this transition, our Board and management team are focused on taking actions to improve the execution and margin profile of our Animal Health segment. I look forward to working with Kevin and the rest of the team to build upon our sales momentum, capture synergies and drive greater profitability from this important segment of our business.”

Mr. Wiltz continued, “I also want to thank John for his commitment and dedication to the integration efforts within our Animal Health business. We wish him well in his future endeavors.”

Kevin Pohlman Biography

Mr. Pohlman joined the Animal Health business in August 2001 and currently serves as Vice President of Sales and Marketing. Prior to assuming that role, Mr. Pohlman was President of Corporate Sales and Marketing for Animal Health. Beginning in 2001, Mr. Pohlman held a variety of leadership roles at Lextron, where he most recently served as Vice President of Dealer Sales with oversight of the Marketing department until June 2011. Mr. Pohlman began his career with Pohlman Bros. Supply, a family-owned dealer and distributor of dairy equipment, animal health supplies and food plant supplies in Ohio.

About Patterson Companies, Inc.

Patterson Companies, Inc. (Nasdaq: PDCO) is a value-added distributor serving the dental and animal health markets.

Dental Market

Patterson’s Dental segment provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Animal Health Market

Patterson’s Animal Health segment is a leading distributor of products, services and technologies to both the production and companion animal health markets in North America and the U.K.

CONTACT:	Ann B. Gugino, 651.686.1600
Executive Vice President & CFO

or

John M. Wright, 651.686.1364
Vice President, Investor Relations